Exhibit 20.1

U.S. ENERGY SYSTEMS, INC.

40 TOWER LANE, 1ST FLOOR

AVON, CONNECTICUT 06001

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JANUARY 29, 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of U.S. Energy Systems, Inc., a Delaware corporation (the “Corporation”), will be held on Tuesday, January 29, 2008 at 12:00 noon at the Hartford Marriott Farmington Hotel, 15 Farm Springs Road, Farmington, Connecticut 06032, for the purposes of considering and voting on the following matters:

1.	to remove Jacob Feinstein, Ronny Strauss and Robert Schneider as Directors of the Corporation; and

if the Directors are removed, with cause, by affirmative vote of the holders of record of outstanding shares representing at least a majority of the aggregate voting power of outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, then upon nomination of three individuals duly qualified under the Corporation’s By-laws to serve as Directors, two of whom shall be “independent” under the rules and regulations of NASDAQ,

2.	to elect

(a)	a new Class 3 Director, to hold office until the next annual meeting of stockholders, or until his successor is duly elected and qualified or his earlier death, retirement, resignation, disqualification, or removal from office;

(b)	a new Class 1 Director, to hold office until the annual meeting of stockholders next following issuance of the Corporation’s financial statements for the fiscal year ending December 31, 2007, or until his successor is duly elected and qualified or his earlier death, retirement, resignation, disqualification, or removal from office; and

(c)	a new Class 2 Director, to hold office until the annual meeting of stockholders next following issuance of the Corporation’s financial statements for the fiscal year ending December 31, 2008, or until his successor is duly elected and qualified or his earlier death, retirement, resignation, disqualification, or removal from office.

The Board of Directors has fixed the close of business on January 18, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

The Special Meeting of Stockholders was called by Asher E. Fogel on Sunday, July 1, 2007, as Chairman of the Board and Chief Executive Officer of the Corporation, under Article II, Section 5 of the Corporation’s By-laws, for the stated purpose of removal of Directors and election of new Directors. Mr. Fogel had been informed by the Board of Directors of the termination of his employment as Chief Executive Officer on Friday, June 29, 2007 and consequently the Corporation and the Board of Directors declined to act on his request to call the Special Meeting of Stockholders. Mr. Fogel filed suit in the Chancery Court of the State of Delaware against the Corporation and each of the Directors seeking to compel the Corporation to convene the Special Meeting of Stockholders. The Chancery Court ruled on December 13, 2007 that Mr. Fogel validly called for the Special Meeting of Stockholders prior to the termination of his employment as Chief Executive Officer taking effect. The Chancery Court further determined that the Board of Directors ignored Mr. Fogel’s call for the Special Meeting of Stockholders because the Directors believed in good faith that Mr. Fogel had been fired and lacked the authority to call for such a meeting, and that Mr. Fogel failed to prove that the Board’s primary purpose was to impinge upon the stockholder franchise. On January 15, 2008, the Chancery Court ruled that the Special Meeting of Stockholders should be convened on January 29, 2008.

The only matters to be considered at the Special Meeting of Stockholders will be the removal of the Directors and, if required to fill any vacancies created by the removal of Directors with cause, the election of new Directors. The Corporation’s By-laws provide that business transacted at any special meeting of stockholders shall be limited to the purposes stated in the Notice of Special Meeting. Article III, Section 19 of the Corporation’s By-laws specifies the procedures for removal of Directors by vote of the stockholders as follows:

Section 19. Removal. Subject to the provisions of the Certificate, any director, or the entire board of directors, may be removed from office at any time prior to the expiration of his term of office, with cause, only by the affirmative vote of the holders of record of outstanding shares representing at least a majority of all of the aggregate voting power of outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

In the absence of cause to remove a Director, Article Seventh of the Certificate of Incorporation of the Corporation provides for three-year terms for Directors as set forth in Part B, and that the term of office of Directors cannot be changed except by affirmative vote of 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote as set forth in Part D:

B.	Classification

The directors shall be classified with respect to the time for which they shall severally hold office into three classes as nearly equal in number as possible. The Class I directors shall be elected to hold office for an initial term expiring at the 1998 annual meeting of stockholders, the Class II directors shall be elected to hold office for an initial term expiring at the 1999 annual meeting of stockholders and the Class III directors shall be elected to hold office for an initial term expiring at the 2000 annual meeting of stockholders, with the members of each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified. At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors. Election of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

D.	Amendment and Repeal of Article Seventh

Notwithstanding any provisions of this Certificate of Incorporation and of the By-Laws, and notwithstanding the fact that a lesser percentage may be specified by Delaware law, unless such action has been approved by a majority vote of the full Board of Directors, the affirmative vote of 66 2/3 percent of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast thereon, voting together as a single class, shall be required to amend or repeal any provision of this Article Seventh or to adopt any provision inconsistent with this Article Seventh. In the event such action has been previously approved by a majority vote of the full Board of Directors, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon shall be sufficient to amend or repeal any provision of this Article Seventh or adopt any provision inconsistent with this Article Seventh.

No proposal to amend the Certificate of Incorporation was made in the call for the Special Meeting of Stockholders.

Only holders of record of the shares of common stock and the shares of Series C Convertible Preferred Stock outstanding as of the close of business on January 18, 2008 (the “Record Date”) are entitled to vote at the Special Meeting of Stockholders. Shares may not be voted cumulatively. The holders of a majority of the aggregate voting power of the common stock and Series C Preferred Stock outstanding on the Record Date represented in person or by valid proxy at the Special Meeting of Stockholders is required for a quorum. There were 23,040,473 shares of common stock outstanding, with each common share entitled to one vote, and 4,354 shares of Series C Preferred Stock outstanding, with each Preferred Share entitled to eight votes (an aggregate of 34,832 votes), on the Record Date, an aggregate of 23,075,305 common shares and common share equivalents entitled to vote. Consequently, the holders of shares of capital stock representing at least 11,537,653 votes must be present in person or by valid proxy to constitute a quorum at the Special Meeting of Stockholders.

The holders of the common stock and the holders of the Series C Preferred Stock will vote together as a single class on all matters at the Special Meeting of Stockholders.

Jacob Feinstein is a Class 3 Director, elected by the stockholders in 2004, whose term expires with the next annual meeting of stockholders, or until his successor is duly elected and qualified.

Ronny Strauss is a Class 1 Director, elected by the stockholders in 2005, whose term expires with the annual meeting of stockholders next following issuance of the Corporation’s financial statements for the fiscal year ending December 31, 2007, or until his successor is duly elected and qualified.

Robert Schneider is a Class 2 Director, appointed to fill a Class 2 vacancy on the Board of Directors in 2006, whose term expires with the annual meeting of stockholders next following issuance of the Corporation’s financial statements for the fiscal year ending December 31, 2008, or until his successor is duly elected and qualified.

Assuming a quorum is present, the Corporation’s By-laws require the affirmative vote of the holders of record of outstanding shares representing at least a majority of the aggregate voting power of the outstanding shares of the common stock and the Series C Preferred Stock of the Corporation, voting together as a single class, or 11,537,653 votes, to be cast in person or by valid proxy for removal of the Directors with cause. Abstentions and non-votes will be counted as voting against the proposal to remove the Directors.

Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN” on matters before the Special Meeting of Stockholders. If you ABSTAIN or do not vote with respect to the removal of Directors, it will have the same effect as a vote AGAINST removal of the Directors.

If the Directors are removed, with cause, by vote of the stockholders as set forth above, it will be necessary to nominate three individuals duly qualified under the Corporation’s By-laws to serve as Directors to fill the vacancies on the Board of Directors. At least two of the individuals must be “independent” under the rules and regulations of the NASDAQ. Nominations, accompanied by information sufficient to meet the requirements of the U.S. Securities and Exchange Commission in respect of solicitation of proxies for the election of a director, must be submitted to the Secretary of the Corporation no later than the close of business on Saturday, January 26, 2008 as required by the Corporation’s By-laws.

Assuming a quorum is present, the nominee receiving a plurality of the votes cast in person or by valid proxy will be elected as a Class 3 Director, a Class 1 Director, or a Class 2 Director, as the case may be.

If you ABSTAIN or do not vote with respect to the election of new Directors, it will be treated neither as a vote AGAINST a nominee nor as a vote FOR a nominee.

Due to the limited time available to give notice of the Special Meeting of Stockholders in compliance with the order of the Chancery Court, no proxies can be solicited from stockholders by the Corporation or on behalf of the Directors for the Special Meeting of Stockholders in accordance with the requirements of the rules and regulations of the U.S. Securities and Exchange Commission. Consequently, no proxy statement or form of proxy will be sent or otherwise made available to stockholders for the Special Meeting. Stockholders wishing to vote at the Special Meeting must be present in person or submit a valid proxy at the Special Meeting or to the Secretary of the Corporation no later than Monday, January 28, 2008. Beneficial owners whose shares are held of record in the name of a broker, bank or other nominee must instruct the record holder to vote on their behalf or obtain a valid proxy from the record holder to vote their shares.

To be valid, a proxy must be in writing and must authorize the person designated to act as proxy for the stockholder of record. The proxy must be signed by the stockholder of record (including a person duly authorized to sign on the stockholder’s behalf), with the signature either (a) notarized or (b) guaranteed by a firm that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the

Securities Transfer Agents Medallion Program (STAMP) (whose participants include more than 7,000 U.S. and Canadian financial institutions), the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (whose participants include NYSE member firms), or the Stock Exchanges Medallion Program (SEMP) (whose participants include the regional stock exchange member firms, and clearing and trust companies), or is otherwise an “eligible guarantor institution”, as that term is defined in SEC Rule 17Ad-15.

Proxies (other than those submitted at the Special Meeting of Stockholders) must be received by the Secretary of the Corporation by mail or courier delivery, by facsimile transmission at (860) 677-6054, or by e-mail of a .pdf or other electronic version of the proxy with a facsimile signature to vote@usenergysystems.com, in each case no later than Monday, January 28, 2008.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A VALID PROXY ISSUED IN YOUR NAME.

This Notice of the Special Meeting of Stockholders is first being mailed on or about January 19, 2008 to stockholders eligible to vote at the meeting.

By Order of the Board of Directors

Richard J. Augustine, Secretary
Avon, Connecticut
January 19, 2008

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